Jackson National Life Insurance Company of New York


                           Limited Power of Attorney


       Each of the undersigned, as directors of Jackson National Life Insurance Company of New York ("Jackson of NY"), constitute and appoint Mark D. Nerud, Gerard A.M. Oprins, Susan S. Rhee, and Steven J. Fredricks, officers of the
"JNL Funds," each of them individually, as his attorneys-in fact, each with power of substitution, in any and all capacities, to sign any regulatory filings under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission and all appropriate state or federal regulatory authorities for the Jackson of NY insurance company separate accounts. This instrument may be executed in one or more counterparts.

       IN WITNESS WHEREOF, the undersigned have executed this Limited Power of Attorney as of December 10, 2015.



/s/Gregory P. Cicotte
Gregory P. Cicotte
Chairman and Director



/s/Herbert G. May III
Herbert G. May III
Chief Administrative Officer and Director



/s/Michael A. Costello
Michael A. Costello
Senior Vice President, Controller, Treasurer and Director



/s/John H. Brown
John H. Brown
Vice President and Director



/s/David A. Collins
David A. Collins
Vice President, Deputy Chief Risk Officer and Director



/s/Laura L. Hanson
Laura L. Hanson
Vice President and Director



/s/Kristan L. Richardson
Kristan L. Richardson
Assistant Secretary and Director



/s/John C. Colpean
John C. Colpean
Director



/s/Donald T. DeCarlo
Donald T. DeCarlo
Director



/s/Donald B. Henderson, Jr.
Donald B. Henderson, Jr.
Director



/s/David L. Porteous
David L. Porteous
Director



/s/Gary H. Torgow
Gary H. Torgow
Director